Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

IN8bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	55,494,910(2)	$0.272(3)	$15,094,615.50	0.00015310	$2,310.99

	Total Offering Amounts					$15,094,615.50		$2,310.99

	Total Fee Offsets							—

	Net Fee Due							$2,310.99

(1)

The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

This registration statement registers the resale of up to an aggregate of 55,494,910 shares of our common stock, par value $0.0001 per share, issued by us in a private placement on October 4, 2024, consisting of (i) 25,139,345 shares of our common stock, (b) 2,608,110 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock held by certain selling stockholders, and (c) 27,747,455 shares of our common stock issuable upon the exercise of outstanding Series C Warrants to purchase shares of our common stock held by the selling stockholders.

(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Registrant’s common stock as reported by The Nasdaq Global Market on October 30, 2024.